Exhibit 99.1

A Paradise Acquisition Corp.
PFIC Annual Information Statement

This statement is provided to shareholders of A Paradise Acquisition Corp. (the “Company”) who are United States persons for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and who may be required to file U.S. federal income tax returns. This statement is intended solely to assist such shareholders (“Shareholders”) in determining the U.S. federal income tax consequences of their investment in the Company.

Based on the Company’s financial information for the taxable year beginning January 1, 2025 and ending December 31, 2025, the Company believes that it may be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for such taxable year. The following information is provided to allow a Shareholder of the Company to make an election under Section 1295 of the Internal Revenue Code to treat the Company as a Qualified Electing Fund (“QEF Election”) for U.S. federal income tax purposes.

A QEF election, if made, must be made by the Shareholder and cannot be made by the Company on behalf of any Shareholder. The PFIC rules are complex and may have significant tax consequences. Shareholders are strongly encouraged to consult their own tax advisors regarding the application of the PFIC rules and the advisability of making a QEF election with respect to their investment in the Company.

(1)	This PFIC Annual Information Statement applies to the Company’s taxable year

Beginning	1/1/2025
Ending	12/31/2025

(2)	The Shareholder's per-share, per-day information for the Company's taxable year specified in paragraph (1) is provided in the table below. The amount shown below was calculated based on the weighted average number of ordinary shares outstanding during the taxable year. We recommend that all U.S. taxpayers consult a tax advisor concerning the overall tax consequences of their ownership in the Company and their U.S. tax reporting requirements.

Entity Name	Ordinary Earnings (US$)	Net Capital Gains (US$)
A Paradise Acquisition Corp.	0.0006050296	NONE

(3)	The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Shareholder during the Company's taxable period specified in paragraph (1) is as follows:

Cash:	NONE
Fair Market Value of Other Property:	NONE

(4)	The Company will permit the Shareholder to inspect and copy the Company's permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the Internal Revenue Code, are computed in accordance with U.S. income tax principles, and to verify these amounts and the Shareholder’s pro rata share thereof.

A Paradise Acquisition Corp.

Date:	March 23, 2026	By:	/s/ Claudius Tsang

		Title:	Chief Financial Officer

Additional Information

The following additional information is supplied to enable the Shareholder to complete IRS Form 8621:

Address of the PFIC:	The Sun’s Group Center,
29th Floor,
200 Gloucester Road,
Wan Chai, Hong Kong

Taxpayer Identification Number:	N/A
Country of Incorporation:	British Virgin Islands
Date of Incorporation:	November 9, 2022